Exhibit 99.2

Chart Industries, Inc. Announces Pricing of Upsized Public Offerings of Common Stock and Depositary Shares

Atlanta, Georgia – December 9, 2022—Chart Industries, Inc. (NYSE: GTLS) (“Chart”) announced today that it has priced its previously announced concurrent offerings (together, the “Offerings”) of 5,923,670 shares of common stock, par value $0.01 per share (“Common Stock”), at a public offering price of $118.17 per share and 7,000,000 depositary shares (“Depositary Shares”), each representing a 1/20th interest in a share of Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”), at a public offering price of $50 per share, each in a separate underwritten registered public offering. In addition, Chart has granted the underwriters in each respective offering a 30-day option to purchase up to an additional 888,550 shares of Common Stock and up to an additional 1,050,000 Depositary Shares, in each case at the public offering price per share.

The net proceeds from the Offerings of Common Stock and Depositary Shares will be approximately $675.5 million and $337.8 million, respectively, in each case after deducting the applicable underwriting discount and before estimated offering expenses payable by Chart.

Chart intends to use the proceeds from the Offerings to fund in part the previously announced acquisition of Howden from affiliates of KPS Capital Partners, LP (the “Acquisition”) by reducing the amount of Series A Cumulative Participating Convertible Preferred Stock (“Series A Preferred Stock”) to be issued to Granite Holdings I B.V., a Dutch private limited liability company, under the equity purchase agreement in connection with the Acquisition.

Holders of the Depositary Shares will be entitled to a proportional fractional interest in the rights and preferences of the Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of a deposit agreement. Unless earlier converted, each share of the Preferred Stock will automatically convert on or around December 15, 2025 into between 7.0520 and 8.4620 shares of Common Stock (and, correspondingly, each Depositary Share will automatically convert into between 0.3526 and 0.4231 shares of Common Stock), subject to customary anti-dilution adjustments, determined based on the volume-weighted average price of the Common Stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day prior to December 15, 2025. Dividends on the Preferred Stock will be payable on a cumulative basis when, as and if declared by Chart’s board of directors (or an authorized committee thereof) at an annual rate of 6.75% on the liquidation preference of $1,000 per share of Preferred Stock (or $50 per Depositary Share). Chart may pay declared dividends in cash or, subject to certain limitations, in shares of Common Stock or in any combination of cash and Common Stock on March 15, June 15, September 15 and December 15 of each year, commencing on, and including, March 15, 2023 and ending on, and including, December 15, 2025. Currently, there is no public market for the Depositary Shares or the Preferred Stock. Chart has applied to list the Depositary Shares on the New York Stock Exchange under the symbol “GTLS.PRB.”

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy Common Stock or Depositary Shares. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of Common Stock or Depositary Shares will be made only by means of a prospectus supplement relating to such Offerings and the accompanying base prospectus.

Morgan Stanley is acting as lead joint book-running manager for the Offerings. J.P. Morgan, BofA Securities and Evercore ISI are also acting as joint book-running managers for the Offerings. Stifel, BTIG, Craig-Hallum, Johnson Rice & Company L.L.C., Lake Street, Seaport Global and Tuohy Brothers are acting as co-managers for the Offerings. Chart has filed a registration statement (including a base prospectus and related preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the Offerings. Before you invest, you should read the applicable preliminary prospectus supplement, the accompanying prospectus and the other documents Chart has filed with the SEC for more complete information about Chart and the Offerings. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Chart, the underwriters or any dealer participating in the Offerings will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request them by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or by phone: 1-866-718-1649.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the securities offered in the Offerings, the timing of the Offerings and the anticipated use of proceeds therefrom, statements concerning Chart’s business plans, including anticipated acquisitions, future cost synergies and efficiency savings, objectives, future orders, revenue, margins, earnings, performance or outlook, business or industry trends and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “indicators”, “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.

About Chart Industries, Inc.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global manufacturing locations from the United States to China, India, and Europe, we maintain accountability and transparency to our team members, suppliers, customers and communities.

Contacts:

Greg Shewfelt

Vice President, Finance, Chart Industries, Inc.

678-865-9141

Greg.shewfelt@chartindustries.com

Joe Brinkman

Chief Financial Officer, Chart Industries, Inc.

952-243-8433

Joe.brinkman@chartindustries.com

Contact for Treasury and Banking:

Chuck Corsillo,

Vice President, Treasury, Chart Industries, Inc.

216-225-2385

Chuck.corsillo@chartindustries.com